EXHIBIT 21.1

SUBSIDIARY LIST

Name of Subsidiary	State or Sovereign Power of Incorporation
Merix San Jose, Inc.	California
Data Circuit Holdings, Inc.	Delaware
Merix Nevada, Inc.	Oregon
Merix Europe B.V.	Netherlands